Exhibit 23.2

The Chefs’ Warehouse, Inc.

Ridgefield, Connecticut

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of The Chefs’ Warehouse, Inc. of our report dated May 1, 2012 relating to the audited financial statements of Michael’s Finer Meats, LLC as of December 25, 2011 and December 26, 2010 and for the years ended December 25, 2011, December 26, 2010 and December 27, 2009 and the notes thereto.

We also consent to the reference to us under the caption “experts” in the Prospectus.

/s/ GBQ Partners LLC

Columbus, Ohio

April 25, 2013